Exhibit 99.1

Adaptimmune Reports Second Quarter 2016 Financial Results

- Conference call to be held today at 8:00 AM ET (1:00 PM BST) -

PHILADELPHIA, Pa. and OXFORD, United Kingdom, August 8, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP) (“Adaptimmune” or the “Company”), a leader in T-cell therapy to treat cancer, today reported financial results for the second quarter ended June 30, 2016.

Recent Corporate and Clinical Highlights:

•                  Received access to Priority Medicines (PRIME) regulatory support from the European Medicines Agency for NY-ESO SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell therapy;

•                  Received orphan medicinal product designation for SPEAR T-cell therapy targeting NY-ESO for the treatment of soft tissue sarcoma in the European Union from the European Commission;

•                  Received orphan drug designation for SPEAR T-cell therapy targeting NY-ESO for the treatment of soft tissue sarcoma from the U.S. Food and Drug Administration (FDA);

•                  Finalized commercial development and supply agreement for Thermo Fisher Scientific’s DynaBeads® CD3/CD28 Cell Therapy System™ for use in manufacturing Adaptimmune’s SPEAR T-cell therapies;

•                  Announced new preclinical and clinical data at the 2016 American Society of Clinical Oncology (ASCO) meeting, including: data showing that the incidence of cytokine release syndrome appears to be of lower frequency and severity with NY-ESO SPEAR T-cell therapy compared to that reported with CD19 CAR-T therapy; data describing robust clinical responses including a 50 percent response rate (60 percent at the target dose) in synovial sarcoma, and a 91 percent response rate in multiple myeloma; and that Adaptimmune’s extensive preclinical safety package is capable of preclinically validating TCRs with enhanced affinity for target proteins; and

•                  Expanded synovial sarcoma trials to sites outside of the United States with submissions made to the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom, and to Health Canada which has now approved the clinical trial application.

“The last six months were a period of strong progress for Adaptimmune on a number of fronts,” commented James Noble, Adaptimmune’s Chief Executive Officer. “Among our accomplishments, we continued to advance our NY-ESO SPEAR T-cell program toward pivotal studies in sarcoma, received orphan drug and Breakthrough Therapy designation in the U.S. and received both PRIME regulatory eligibility and orphan medicinal product designation in Europe. We also presented important new clinical data at the 2016 ASCO meeting and at our analyst and investor day in April 2016 that continue to differentiate our SPEAR T-cell products from other therapies in the space.”

Mr. Noble continued, “Still, this period has not been without its challenges. As we previously announced, the FDA placed a partial clinical hold on our planned pivotal study of NY-ESO SPEAR T-cell therapy in myxoid round cell liposarcoma and requested additional information prior to trial commencement. We will provide a full response to the FDA shortly. Separately, the initiation of the pivotal study in synovial sarcoma has been delayed until mid-2017. In addition, slower than anticipated enrollment in non-small cell lung cancer (NSCLC) for our MAGE-A10 and NY-ESO SPEAR T-cell therapies has also pushed the timelines for these data readouts into 2017. Notwithstanding these challenges, the breadth and depth of our clinical pipeline mean that, by early 2017, our clinical efforts could involve SPEAR T-cell therapies directed against four separate targets in as many as 10 different tumor types; we anticipate that our data readouts throughout 2017 may validate the targets themselves and, more broadly, our SPEAR T-cell platform in additional solid tumors beyond sarcoma.”

Financial Results for the three-month period ended June 30, 2016

•                  Cash / liquidity position: As of June 30, 2016, Adaptimmune had $150.9 million of cash and cash equivalents and $55.0 million of short-term deposits representing a total liquidity position(1) of $205.9 million. For the three months ended June 30, 2016, the decrease in cash and cash equivalents was $12.9 million and the decrease in short-term deposits was $7.3 million, representing a decrease in total liquidity position of $20.2 million.

•                  Revenue: For the three months ended June 30, 2016, revenue was $0.3 million compared to $2.8 million for the three months ended June 30, 2015. This decrease was primarily due to a change in the estimate of the period over which the revenue relating to the GSK Collaboration and License Agreement is being recognized.

•                  Research and development (“R&D”) expenses: R&D expenses increased to $16.2 million for the three months ended June 30, 2016 from $8.4 million for the three months ended June 30, 2015, primarily due to increased period-over-period costs associated with: ongoing clinical trials of the Company’s NY-ESO and MAGE-A10 SPEAR T-cell therapies; preparation for a study with the Company’s SPEAR T-cell therapy targeting AFP; and personnel expenses for an increased number of employees engaged in R&D.

•                  General and administrative (“G&A”) expenses: G&A expenses were $6.8 million for the three months ended June 30, 2016 compared to $5.5 million for the three months ended June 30, 2015. The increase was primarily due to increased personnel costs, increased property costs and other costs associated with being a public company, partially offset by a decrease in share-based compensation expenses.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares was $22.1 million for the three months ended June 30, 2016. This equates to $(0.05) per ordinary share or $(0.31) per American Depositary Share.

Financial Guidance

Adaptimmune is reiterating its guidance. For the full year 2016, the Company expects its decrease in total liquidity position to be between $80 and $100 million and expects its total liquidity position at December 31, 2016, including cash, cash equivalents and short term deposits, to be at least $150 million. This guidance excludes the effect of any potential new business development activities.

Pipeline Review

Adaptimmune is providing an update below on each cohort of its clinical pipeline and the timing of anticipated milestones.

NY-ESO SPEAR T-cell Therapy

Synovial sarcoma:

Cohort 1 (high NY-ESO expression, cyclophosphamide + fludarabine) is complete, and was initially reported at the 2015 American Association for Cancer Research (AACR) meeting. Updates on cohorts 2 (low NY-ESO expression, cyclophosphamide + fludarabine) and 3 (cyclophosphamide) will be presented at the 2016 European Society of Medical Oncology (ESMO) meeting. Cohort 4 (modified cyclophosphamide + fludarabine) is on schedule to initiate in 2H 2016.

(1)  Total liquidity position is a non GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

The Company submitted to the IND its proposed pivotal study in myxoid round cell liposarcoma and received a partial clinical hold notice from the FDA. The notice was received prior to the study being opened at any clinical site. This communication from the FDA was not related to concerns on safety, but rather to the request for additional information on CMC about manufacturing changes introduced in the pivotal program, and information on and modification of some clinical trial design features. The Company intends to submit its full response shortly; the agency will then have 30 days to respond. In addition, enrollment into the pivotal synovial sarcoma study will begin in mid-2017 to allow for the submission of a Special Protocol Assessment requested by FDA and characterization of the revised commercial manufacturing process to be employed in the pivotal studies. If the discussions with the FDA on MRCLS are concluded within the 30-day review window, the Company would expect to initiate the study as planned in Q4 2016/Q1 2017; if it takes longer, then this study will be on a similar timeline to the synovial sarcoma study.

Multiple myeloma:

The 25-patient study with autologous stem cell transplant is complete and has been published (Rapoport; Nat Med, 2015). The Company expects to agree terms for a combination study with a PD-1 receptor inhibitor using cyclophosphamide and fludarabine conditioning in 2016, with initiation of the study occurring in 1H 2017.

Ovarian cancer:

The Company reported data from this six-patient study at the 2016 ASCO meeting showing no objective response in the absence of fludarabine. The Company is evaluating a preconditioning regimen consisting of modified doses of cyclophosphamide and fludarabine and intends to enroll patients in 2H 2016 with this regimen.

Melanoma:

The Company reported data at the 2016 ASCO meeting showing no objective response in the absence of fludarabine in six patients who had progressed after treatment with immune check point inhibitors. The Company is considering a study with a new preconditioning regimen including fludarabine in combination with check point inhibitors in 2017.

Non-small cell lung cancer:

A study is open and actively screening patients; data are anticipated in 2017. The chemotherapy conditioning for this trial is being modified in an amendment to consist of cyclophosphamide and fludarabine instead of cyclophosphamide alone.

MAGE-A10 SPEAR T-cell Therapy

Non-small cell lung cancer:

A study is open and actively screening patients; data are anticipated in 2017. Chemotherapy conditioning for this trial is being modified in an amendment to consist of cyclophosphamide and fludarabine instead of cyclophosphamide alone.

Bladder, melanoma, and ovarian cancer:

The Company is on track to initiate this study, including a preconditioning regimen of cyclophosphamide and fludarabine, in 2016 with data anticipated in 2017.

AFP SPEAR T-cell Therapy

Hepatocellular cancer:

The investigational new drug application (IND) is open, and the Company anticipates that enrollment will begin in 1H 2017.

MAGE-A4 SPEAR T-cell Therapy

Multiple tumor types:

The Company is on track for an IND submission in 1Q 2017.

Generation 2 TCRs

Multiple tumor types:

The Company is on track to submit INDs from 2017 onwards.

Conference Call Information

The Company will host a live teleconference and webcast to provide an overview of its financial results and a business update at 8:00 AM ET (1:00 PM BST) today, August 8, 2016. The live webcast of the conference call will be available via the events page of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial (877) 280-2296 (U.S.) or +44(0)20 3427 1901 or 0800 279 4841 (United Kingdom).  After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (7948131).

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10 and AFP cancer antigens, which both have open INDs, and a further SPEAR T-cell therapy targeting the MAGE-A4 cancer antigen that is in pre-clinical phase with IND acceptance targeted for 2017. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 12, 2016, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity Position (a non-GAAP financial measure)

Total liquidity position (a non-GAAP financial measure) is defined as cash and cash equivalents plus short-term deposits. Each of these components appears in the Consolidated Statements of Financial Position. The U.S. GAAP financial measure most directly comparable to total liquidity position is cash and cash equivalents as reported in the Consolidated Financial Statements.

(in thousands)	June 30, 2016	December 31, 2015

Cash and cash equivalents	$150,894	$194,263
Short-term deposits	55,031	54,620
Total Liquidity Position	$205,925	$248,883

The Company believes that the presentation of total liquidity position provides useful information to investors because management reviews total liquidity position as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Revenue	$328	$2,783	$3,246	$5,511

Research and development	(16,219)	(8,404)	(30,107)	(14,380)
General and administrative	(6,809)	(5,486)	(12,664)	(7,845)
Total operating expenses	(23,028)	(13,890)	(42,771)	(22,225)
Operating loss	(22,700)	(11,107)	(39,525)	(16,714)

Interest income	291	188	550	298
Other income (expenses), net	607	(3,502)	1,656	101
Loss before income taxes	(21,802)	(14,421)	(37,319)	(16,315)
Income taxes	(293)	(147)	(352)	(198)
Net loss	(22,095)	(14,568)	(37,671)	(16,513)

Deemed dividend on convertible preferred shares	—	(2,229)	—	(8,663)
Net loss available to ordinary shareholders	$(22,095)	$(16,797)	$(37,671)	$(25,176)

Net loss per ordinary share, basic and diluted (2)	$(0.05)	$(0.05)	$(0.09)	$(0.10)

Weighted average ordinary shares outstanding,
Basic and diluted	424,711,900	316,559,989	424,711,900	248,222,243

(2) The dilutive effect of the following potentially dilutive equity instruments have been excluded from the diluted loss per share calculation because they would have an antidilutive effect on the loss per share for the period

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Share options	46,127,274	31,473,477	46,127,274	31,473,477

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	June 30,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$150,894	$194,263
Short-term deposits	55,031	54,620
Accounts receivable, net of allowance for doubtful accounts of $- and $-	—	744
Other current assets and prepaid expenses (including current portion of clinical materials)	12,257	13,420
Total current assets	$218,182	$263,047

Restricted cash	4,229	4,508
Clinical materials	2,695	4,736
Property, plant & equipment, net	13,444	13,225
Intangibles, net	1,010	305

Total assets	$239,560	$285,821

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,474	$7,884
Accrued expenses and other accrued liabilities	7,723	7,518
Deferred revenue	9,940	12,487
Total current liabilities	20,137	27,889

Deferred revenue, less current portion	22,432	22,939

Total liabilities	42,569	50,828

Equity
Common stock - Ordinary shares par value £0.001, 574,711,900 authorized and 424,711,900 issued and outstanding (2015: 574,711,900 authorized and 424,711,900 issued and outstanding)	682	682
Additional paid in capital	336,904	332,363
Accumulated other comprehensive loss	(13,011)	(8,139)
Accumulated deficit	(127,584)	(89, 913)
Total equity	196,991	234,993
Total liabilities and stockholders’ equity	$239,560	$285,821

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Six months ended June 30,
	2016	2015

Cash flows from operating activities
Net loss	$(37,671)	$(16,513)
Adjustments for:
Depreciation	1,512	365
Amortization	82	—
Share-based compensation expense	4,541	6,292
Unrealized foreign exchange (gains) losses	(2,004)	2,234
Changes in operating assets and liabilities:
Decrease/(increase) in receivables and other operating assets	601	(4,989)
Decrease in non-current operating assets	2,041	—
Decrease in payables and deferred revenue	(4,274)	(934)
Net cash used in operating activities	(35,172)	(13,545)

Cash flows from investing activities
Acquisition of property, plant & equipment	(2,910)	(3,117)
Acquisition of intangibles	(861)	—
Proceeds from sale of property, plant & equipment	—	122
Maturity of short-term deposits	41,661	—
Investment in short-term deposits	(42,837)	(28,594)
Net cash used in investing activities	(4,947)	(31,589)

Cash flows from financing activities
Proceeds from issuance of common stock upon initial public offering	—	175,989
Net cash used in financing activities	—	175,989
Effect of currency exchange rate changes on cash and cash equivalents	(3,205)	(3,473)
Net decrease in cash and cash equivalents	(43,369)	127,382
Cash and cash equivalents at start of period	194,263	101,664
Cash and cash equivalents at end of period	$150,984	$229,046